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                       SEI INSTITUTIONAL INVESTMENTS TRUST

                              AMENDED AND RESTATED
                                   RULE 18f-3
                        MULTIPLE CLASS PLAN (THE "PLAN")

                        AS APPROVED ON SEPTEMBER 16, 2002
                          ADOPTED ON NOVEMBER 14, 2001

         SEI Institutional Investments Trust (the "Trust"), a registered investment company that consists of separately managed funds listed on Schedule A hereto (each a "Fund" and, collectively, the "Funds"), have elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of units of beneficial interest ("shares") in each Fund. The Plan sets forth the differences among classes, including shareholder services, distribution arrangements, expense allocations, and conversion or exchange options.

A.       ATTRIBUTES OF SHARE CLASSES

         The rights of each class of the Funds shall be as set forth in the respective Certificate of Class Designation for the class (each a "Certificate"), attached hereto as an Exhibit.

         With respect to any class of shares of a Fund created hereunder, each share of a Fund will represent an equal pro rata interest in the Fund and will have identical terms and conditions, except that: (i) each new class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will separately bear any distribution expenses ("distribution fees") in connection with a plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Rule 12b-1 Plan"), and will separately bear any non-Rule 12b-1 Plan service payments ("service fees") that are made under any servicing agreement entered into with respect to that class;
(iii) each class may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Fund's operations which are directly attributable to such class ("Class Expenses"); and (iv) shareholders of the class will have exclusive voting rights regarding the Rule 12b-1 Plan and the servicing agreements relating to such class, and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

B.       EXPENSE ALLOCATIONS

         With respect to each Fund, expenses of each class shall be allocated as follows: (i) distribution and shareholder servicing payments associated with any Rule 12b-1 Plan or servicing agreement relating to each class of shares are (or will be) borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class are (or will be) borne exclusively by that class; and (iii) Class Expenses relating to a particular class are (or will be) borne exclusively by that class.

         Non-class specific expenses shall be allocated in accordance with Rule 18f-3(c).
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C.       AMENDMENT OF PLAN; PERIODIC REVIEW

         This Plan must be amended to properly describe (through additional exhibits hereto or otherwise) each new class of shares upon its approval by the Board of Trustees after the date hereof.

         The Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust as defined in the 1940 Act, must periodically review this Plan for its continued appropriateness, and must approve any material amendment of the Plan as it relates to any class of any Fund covered by the Plan.


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                                    EXHIBIT A

                        CERTIFICATE OF CLASS DESIGNATION

                                 CLASS A SHARES

1.       CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS; OTHER EXPENSES

         Class A shares are sold without a sales charge.

2.       ELIGIBILITY OF PURCHASERS

         Class A shares require a $100,000 minimum initial investment and are available only to financial institutions and intermediaries.

3.       EXCHANGE PRIVILEGES

         Class A shares do not have exchange privileges.

4.       VOTING RIGHTS

         Each Class A shareholder will have one vote for each full Class A share held and a fractional vote for each fractional Class A share held. Class A shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to Class A (such as a distribution plan or service agreement relating to Class A), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Class A shareholders differ from the interests of holders of any other class.

5.       CONVERSION RIGHTS

         Class A shares do not have a conversion feature.
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                        CERTIFICATE OF CLASS DESIGNATION

                                 CLASS T SHARES

1.       CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS; OTHER EXPENSES

         Class T shares are sold without a sales charge, but are subject to a shareholder servicing fee of up to 0.25% payable to SEI Investments Distribution Co. ("the Distributor"). The Distributor will provide or will enter into written agreements with service providers who will provide one or more of the following shareholder services to clients who may from time to time beneficially own shares: (i) maintaining accounts relating to clients that invest in shares; (ii) arranging for bank wires; (iii) responding to client inquiries relating to the services performed by the Distributor or any service provider; (iv) responding to inquiries from clients concerning their investments in shares; and (v) assisting clients in changing dividend options, account designations, and addresses.

         In addition, Class T shares are subject to an administrative servicing fee of up to 0.30% payable to the Distributor. The Distributor will provide or enter into agreements with service providers who will provide one or more of the following administrative services to clients who from time to time beneficially own shares: (i) providing subaccounting with respect to shares beneficially owned by clients; (ii) processing dividend payments from a Fund on behalf of clients; (iii) forwarding shareholder communications from a Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to clients; (iv) processing purchase, exchange and redemption requests from clients and placing such orders with the Fund or its service providers; (v) providing information periodically to clients showing their positions in shares; and (vi) providing such other similar services as a Fund may reasonably request to the extent that the Distributor and/or the service provider is permitted to do so under applicable laws or regulations.

2.       ELIGIBILITY OF PURCHASERS

         Class T shares do not require a minimum initial investment and are available only to financial institutions and intermediaries.

3.       EXCHANGE PRIVILEGES

         Class T shares of each Fund may be exchanged for Class T shares of each other Fund offering such class in accordance with the procedures disclosed in the Funds' Prospectus and subject to the applicable limitations resulting from the closing of Funds to new investors.

4.       VOTING RIGHTS

         Each Class T shareholder will have one vote for each full Class T share held and a fractional vote for each fractional Class T share held. Class T shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to Class T (such as a distribution plan or service agreement relating to Class T), and will have separate voting
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rights on any other matter submitted to shareholders in which the interests of the Class T shareholders differ from the interests of holders of any other class.

5.  CONVERSION RIGHTS

         Class T shares do not have a conversion feature.


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                                   SCHEDULE A

Large Cap Fund
Large Cap Value Fund
Large Cap Growth Fund
Large Cap Index Fund
Large Cap Value Index Fund
Large Cap Growth Index Fund
Small Cap Fund
International Equity Fund
Emerging Markets Equity Fund
Core Fixed Income Fund
High Yield Bond Fund
International Fixed Income Fund